                                                           OMB APPROVAL
                              UNITED STATES            OMB Number: 3235-0145
                   SECURITIES AND EXCHANGE COMMISSION  Expires: August 31, 1999
                         WASHINGTON, D.C. 20549        Estimated average burden
                                                       hours per response..14.90

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2 )*

                         Suburban Ostomy Supply Co. Inc.
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                    008644711
                                 (CUSIP Number)

                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)
         [ ]  Rule 13d-1(c)
         [x]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 32 Pages

----------------------                                    ----------------------
CUSIP NO. 008644711                   13G                 PAGE     2   OF   32
---------------------                                     ----------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Ventures III, L.P.

-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership

-------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares

   NUMBER OF     --------------------------------------------------------------
    SHARES        6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                0 shares
     EACH
   REPORTING     --------------------------------------------------------------
     PERSON       7  SOLE DISPOSITIVE POWER
      WITH
                           0 shares

                 --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares

-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%

-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           PN

-------------------------------------------------------------------------------
                 *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 32 Pages

----------------------                                    ----------------------
CUSIP NO. 008644711                   13G                 PAGE     3   OF   32
---------------------                                     ----------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Partners III, L.P.

-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership

-------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares

   NUMBER OF     --------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0 shares
      EACH
   REPORTING     --------------------------------------------------------------
     PERSON       7  SOLE DISPOSITIVE POWER
      WITH
                           0 shares

                 --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares

-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%

-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           PN

-------------------------------------------------------------------------------
                 *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 32 Pages

----------------------                                    ----------------------
CUSIP NO. 008644711                   13G                 PAGE     4   OF   32
---------------------                                     ----------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Stamps, Woodsum & Co. III

-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Massachusetts general partnership

-------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares

   NUMBER OF     --------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0 shares
      EACH
   REPORTING     --------------------------------------------------------------
     PERSON       7  SOLE DISPOSITIVE POWER
      WITH
                           0 shares

                 --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares

-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%

-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           PN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 32 Pages

----------------------                                    ----------------------
CUSIP NO. 008644711                   13G                 PAGE     5   OF   32
---------------------                                     ----------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Investors II, L.P.

-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership

-------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares

   NUMBER OF     --------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0 shares
      EACH
   REPORTING     --------------------------------------------------------------
     PERSON       7  SOLE DISPOSITIVE POWER
      WITH
                           0 shares

                 --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares

-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%

-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           PN

-------------------------------------------------------------------------------
                 *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 32 Pages

----------------------                                    ----------------------
CUSIP NO. 008644711                   13G                 PAGE     6   OF   32
---------------------                                     ----------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Subordinated Debt Fund, L.P.

-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership

-------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares

   NUMBER OF     --------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0 shares
      EACH
   REPORTING     --------------------------------------------------------------
     PERSON       7  SOLE DISPOSITIVE POWER
      WITH
                           0 shares

                 --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares

-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%

-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           PN

-------------------------------------------------------------------------------
                 *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 32 Pages

----------------------                                    ----------------------
CUSIP NO. 008644711                   13G                 PAGE     7   OF   32
---------------------                                     ----------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Partners SD, L.P.

-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership

-------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares

   NUMBER OF     --------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0 shares
      EACH
   REPORTING     --------------------------------------------------------------
     PERSON       7  SOLE DISPOSITIVE POWER
      WITH
                           0 shares

                 --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares

-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%

-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           PN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 32 Pages

----------------------                                    ----------------------
CUSIP NO. 008644711                   13G                 PAGE     8   OF   32
---------------------                                     ----------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           E. Roe Stamps, IV

-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

-------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares

   NUMBER OF     --------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0 shares
      EACH
   REPORTING     --------------------------------------------------------------
     PERSON       7  SOLE DISPOSITIVE POWER
      WITH
                           0 shares

                 --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares

-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%

-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           IN

-------------------------------------------------------------------------------
                 *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 32 Pages

----------------------                                    ----------------------
CUSIP NO. 008644711                   13G                 PAGE     9   OF   32
---------------------                                     ----------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Stephen G. Woodsum

-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

-------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares

   NUMBER OF     --------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0 shares
      EACH
   REPORTING     --------------------------------------------------------------
     PERSON       7  SOLE DISPOSITIVE POWER
      WITH
                          0 shares

                 --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares

-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%

-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           IN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 32 Pages

----------------------                                    ----------------------
CUSIP NO. 008644711                   13G                 PAGE    10   OF   32
---------------------                                     ----------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Gregory M. Avis

-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

-------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares

   NUMBER OF     --------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0 shares
     EACH
   REPORTING     --------------------------------------------------------------
    PERSON        7  SOLE DISPOSITIVE POWER
     WITH
                           0 shares

                 --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares

-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%

-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           IN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 10 of 32 Pages

----------------------                                    ----------------------
CUSIP NO. 008644711                   13G                 PAGE    11   OF   32
---------------------                                     ----------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           John A. Genest

-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

-------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares

   NUMBER OF     --------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0 shares
      EACH
   REPORTING     --------------------------------------------------------------
     PERSON       7  SOLE DISPOSITIVE POWER
      WITH
                           0 shares

                 --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares

-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%

-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           IN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 11 of 32 Pages

----------------------                                    ----------------------
CUSIP NO. 008644711                   13G                 PAGE    12   OF   32
---------------------                                     ----------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Martin J. Mannion

-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

-------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
   NUMBER OF
                 --------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0 shares

                 --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0 shares

                 --------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                           0 shares

-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%

-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           IN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 12 of 32 Pages

----------------------                                    ----------------------
CUSIP NO. 008644711                   13G                 PAGE    13   OF   32
---------------------                                     ----------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Bruce R. Evans

-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

-------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
   NUMBER OF
                 --------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0 shares

                 --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0 shares

                 --------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                           0 shares

-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%

-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           IN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 13 of 32 Pages

----------------------                                    ----------------------
CUSIP NO. 008644711                   13G                 PAGE    14   OF   32
---------------------                                     ----------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Thomas S. Roberts

-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

-------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
   NUMBER OF
                 --------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0 shares

                 --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0 shares

                 --------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                           0 shares

-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%

-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           IN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 14 of 32 Pages

----------------------                                    ----------------------
CUSIP NO. 008644711                   13G                 PAGE    15   OF   32
---------------------                                     ----------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Walter G. Kortschak

-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

-------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
   NUMBER OF
                 --------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0 shares

                 --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0 shares

                 --------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                           0 shares

-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%

-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           IN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 15 of 32 Pages

----------------------                                    ----------------------
CUSIP NO. 008644711                   13G                 PAGE    16   OF   32
---------------------                                     ----------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Joseph F. Trustey

-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

-------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
   NUMBER OF
                 --------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               0 shares

                 --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0 shares

                 --------------------------------------------------------------
      WITH        8  SHARED DISPOSITIVE POWER

                           0 shares

-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%

-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           IN

-------------------------------------------------------------------------------


                              Page 16 of 32 Pages

                                  Schedule 13G

Item 1(a).  Name of Issuer:  Suburban Ostomy Supply Co., Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
            75 October Hill Road, Holliston, MA 01746


            Item 2(a). Names of Persons Filing: Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Investors II, L.P., Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P. and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, John A. Genest, Martin J. Mannion, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak, and Joseph F. Trustey.

            Summit Partners III, L.P. is the sole general partner of Summit Ventures III, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners III, L.P. Summit Partners SD, L.P. is the sole general partner of Summit Subordinated Debt Fund, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners SD, L.P. Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Evans, Roberts and Kortschak are individual general partners of Stamps, Woodsum & Co. III, Summit Investors II, L.P. and Summit Partners SD, L.P. Mr. Trustey is an individual general partner of Summit Subordinated Debt Fund, L.P.

            As of December 31, 1998, Ernest K. Jacquet was no longer affiliated with any of the "Entities" (as defined below).


Item 2(b). Address of Principal Business Office or, if None, Residence: The address of the principal business office of Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. III, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P. and Messrs. Stamps, Woodsum, Mannion, Genest, Evans, Roberts and Trustey is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis and Kortschak is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c). Citizenship: Each of Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Summit Subordinated Debt Fund, L.P. and Summit Partners SD, L.P. is a limited partnership organized under the laws of the State of Delaware. Stamps, Woodsum & Co. III is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Evans, Roberts, Kortschak and Trustey is a United States citizen.

Item 2(d).  Title of Class of Securities: Common Stock, no par value per share.


                              Page 17 of 32 Pages

Item 2(e).  CUSIP Number:    008644711

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            Not Applicable.

Item 4.     Ownership.

            Not Applicable

Item 5.     Ownership of Five Percent or Less of a Class.

            [ X ] Each of Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. III, Summit Subordinated Debt Fund, L.P. and Summit Partners SD, L.P. (individually an "Entity" and collectively the "Entities") and Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Evans, Roberts, Kortschak and Trustey may be deemed to own beneficially 0 shares of Common Stock as of December 31, 1998, which is five percent or less of the Common Stock of Suburban Ostomy Supply Co., Inc.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 18 of 32 Pages

                                   SIGNATURES

    After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 9, 1999

SUMMIT VENTURES III, L.P.                 SUMMIT SUBORDINATED DEBT
                                          FUND, L.P.
By: Summit Partners III, L.P.             By:   Summit Partners SD, L.P.

By: Stamps, Woodsum & Co. III             By:   Stamps, Woodsum & Co. III

                                          By:               *
                                             ------------------------------
    By:             *                           E. Roe Stamps, IV
       ----------------------------             General Partner
         E. Roe Stamps, IV
         General Partner
                                          SUMMIT PARTNERS SD, L.P.
SUMMIT INVESTORS II, L.P.
                                          By:   Stamps, Woodsum & Co. III

By:      /s/ John A. Genest                     By:            *
    -------------------------------                ----------------------------
         General Partner                           E. Roe Stamps, IV
                                                   General Partner

SUMMIT PARTNERS III, L.P.                 STAMPS, WOODSUM & CO. III

By: Stamps, Woodsum & Co. III

    By:             *                     By:               *
       ----------------------------            ----------------------------
         E. Roe Stamps, IV                     E. Roe Stamps, IV
         General Partner                       General Partner


                              Page 19 of 32 Pages

                                                             *
                                                -------------------------------
                                                Walter G. Kortschak


                                                             *
                                                -------------------------------
                                                E. Roe Stamps, IV


                                                             *
                                                -------------------------------
                                                Stephen G. Woodsum


                                                             *
                                                -------------------------------
                                                Gregory M. Avis


                                                             *
                                                -------------------------------
                                                Martin J. Mannion


                                                      /s/ John A. Genest
                                                -------------------------------
                                                John A. Genest


                                                             *
                                                -------------------------------
                                                Bruce R. Evans


                                                             *
                                                -------------------------------
                                                Thomas S. Roberts

                                                             *
                                                -------------------------------
                                                Joseph F. Trustey


                                                *By:  /s/ John A. Genest
                                                    ---------------------------
                                                    John A. Genest,
                                                    Attorney-in-Fact


--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                              Page 20 of 32 Pages